FOR IMMEDIATE RELEASE
Contact: Nick Zangari	Media Contact: Tonya Abeln
(502) 394-1157	(502) 386-1742
Nick.Zangari@kyderby.com	Tonya.Abeln@kyderby.com

Churchill Downs Incorporated Completes Acquisition of Substantially All of the Assets of Peninsula Pacific Entertainment
Transaction Expands Company Geographic Footprint to Virginia, New York and Iowa
LOUISVILLE, KY. (November 1, 2022) – Churchill Downs Incorporated (“CDI” or the “Company”) (Nasdaq: CHDN) announced today the completion of the Company’s purchase of substantially all of the assets of Peninsula Pacific Entertainment LLC (“P2E”) for total consideration of $2.75 billion (the “P2E Acquisition”). The P2E Acquisition includes all of P2E’s assets and operations in Virginia, New York and Sioux City, Iowa, and follows receipt of customary licensing approvals from the Virginia Racing Commission, the New York State Gaming Commission and the Iowa Racing and Gaming Commission.
“Today marks a significant moment in the evolution of Churchill Downs Incorporated,” said Bill Carstanjen, Chief Executive Officer of CDI. “This transaction meaningfully expands our geographic footprint to Iowa, New York and Virginia, introducing a very unique set of assets and attractive organic growth opportunities to our company. We are excited to welcome the teams from each of these well-established properties into Churchill Downs Incorporated.”
The P2E Acquisition includes:
•Colonial Downs Racetrack in New Kent, Virginia, as well as six Rosie’s Gaming Emporium (“Rosie’s”) historical horse racing facilities across Virginia. Rosie’s locations currently include Collinsville, Dumfries, Hampton, New Kent, Richmond and Vinton, and includes approximately 2,700 historical racing machines (“HRMs”).
•Del Lago Resort & Casino in Waterloo, New York, a 96,000 sq. ft. casino with approximately 1,700 slot machines, 80 table games, a 205-room hotel, nine restaurants / bar areas, 758 covered parking spaces, a 6,000 sq. ft. sportsbook area, a 2,400-seat entertainment venue, and a 7,200 sq. ft. outdoor event venue.
•Hard Rock Hotel & Casino in Sioux City, Iowa, a 45,000 sq. ft. casino with 639 slot machines, 20 table games, a 54-room hotel, 1,511 parking spaces, two live entertainment venues, a 100-piece music memorabilia collection, and a Hard Rock-branded sportsbook.

The P2E Acquisition also includes other development rights:
•The opportunity, under Virginia law, to develop up to five additional HRM entertainment venues in Virginia with collectively up to approximately 2,300 additional HRMs.
•The rights to build a new HRM entertainment venue with up to 1,800 HRMs in Dumfries, Virginia. The Dumfries project is located in northern Virginia with the initial phase expected to open in 2023.
•The rights to develop a new HRM entertainment venue with up to 150 HRMs in Emporia, Virginia. The Emporia project, located along I-95 near the North Carolina border, is expected to open in 2023.
•The rights to P2E’s ongoing effort, in partnership with Urban One, to develop ONE Casino + Resort, a $565 million destination casino in Richmond, Virginia.
Macquarie Capital served as the exclusive financial advisor and Sidley Austin LLP served as legal advisor to CDI.
About Churchill Downs Incorporated
Churchill Downs Incorporated (“CDI”, NASDAQ: CHDN) has been creating extraordinary entertainment experiences for nearly 150 years, beginning with the company’s most iconic and enduring asset, the Kentucky Derby. Headquartered in Louisville, Kentucky, CDI has expanded through the development of live and historical racing entertainment venues, the growth of the TwinSpires horse racing online wagering business and the operation and development of regional casino gaming properties. More information is available at www.churchilldownsincorporated.com.
This news release contains various “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words or similar expressions (or negative versions of such words or expressions).
Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, among others, that may materially affect actual results or outcomes include the following: the impact of the novel coronavirus (COVID-19) pandemic, including the emergence of variant strains, and related economic matters on our results of operations, financial conditions and prospects; the occurrence of extraordinary events, such as terrorist attacks, public health threats, civil unrest, and inclement weather; the effect of economic conditions on our consumers' confidence and discretionary spending or our access to credit; additional or increased taxes and fees; the impact of significant competition, and the expectation the competition levels will increase; changes in consumer preferences, attendance, wagering, and sponsorships; loss of key or highly skilled personnel; lack of confidence in the integrity of our core businesses or any deterioration in our reputation; risks associated with equity investments, strategic alliances and other third-party agreements; inability to respond to rapid technological changes in a timely manner; concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs; inability to negotiate agreements with industry constituents, including horsemen and other racetracks; inability to identify and complete expansion, acquisition or divestiture projects, on time, on budget or as planned; difficulty in integrating recent or future acquisitions into our operations; costs and uncertainties relating to the development of new venues and expansion of existing facilities; general risks related to real estate ownership and significant expenditures, including fluctuations in market values and environmental regulations; reliance on our technology services and catastrophic events and system failures disrupting our operations; online security risk, including cyber-security breaches, or loss or misuse of our stored information as a result of a breach, including customers’ personal information, could lead to government enforcement actions or other litigation; personal injury litigation related to injuries occurring at our racetracks; compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations; payment-related risks, such as risk associated with fraudulent credit card and debit card use; work stoppages and labor issues; risks related to pending or future legal proceedings and other actions; highly regulated operations and changes in the regulatory environment could adversely affect our business; restrictions in our debt facilities limiting our flexibility to operate our business; failure to comply with the financial ratios and other covenants in our debt facilities and other indebtedness; and increase in our insurance costs, or obtain similar insurance coverage in the future, and inability to recover under our insurance policies for damages sustained at our properties in the event of inclement weather and casualty events.
We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit A:
Properties acquired are as follows:

Live and Historical Racing Segment	State	HRMs
Colonial Downs Racetrack	VA	-
Rosie’s New Kent	VA	600
Rosie’s Vinton	VA	500
Rosie’s Richmond	VA	700
Rosie’s Hampton	VA	700
Rosie’s Dumfries	VA	150
Rosie’s Collinsville	VA	37
Gaming Segment	State	Slots	Tables	Hotel Rooms
del Lago Resort & Casino	NY	1,700	80	205
Hard Rock Casino & Hotel Sioux City	IA	639	20	54